EXHIBIT 10.9

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTION COPY

EXCLUSIVE STRATEGIC SUPPLY AGREEMENT

By and Between

PHILIP MORRIS USA INC.

And

MONOSOL RX, LLC

[*]

Effective February 8, 2007

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

i

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Table of Contents
(continued)

ii

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Table of Contents
(continued)

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CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

AGREEMENT

This Exclusive Supply Agreement, dated as of February 8, 2007 is by and between Philip Morris USA Inc., a Virginia corporation with offices at

6601 W. Broad Street, Richmond, Virginia 23230 (“Buyer”), and MonoSol Rx, LLC, a Delaware limited liability company with a place of business at 6560 Melton Road, Portage, Indiana 46368 (“Seller”).

R E C I T A L S

1.             Buyer is engaged in the business of manufacturing cigarettes and other tobacco products.

2.             In the conduct of its manufacturing activities, Buyer requires the Product (as defined herein), which is incorporated into certain of its finished tobacco products.

3.             Seller owns and leases certain manufacturing facilities that are capable of producing the Product in accordance with Buyer’s Product Requirements and the terms and conditions of this Agreement.

N O W  T H E R E F O R E, the parties agree as follows:

1.             DEFINITIONS

Advance Shipment Notice (“ASN”) — Seller’s invoice, communicated to Buyer via electronic data interchange or Internet transmission, which details information about the Products in a Shipment.

Affiliate — any corporation or other business entity that controls a party to this Agreement (a “Controlling Person”) or any corporation or other business entity that is controlled by or is under common control with a Controlling Person. For purposes of this definition, an Affiliate includes entities in existence as of the Effective Date hereof as well as entities that may come into being in the future so long as such entities control, are controlled by or are under common control with an entity that is an Affiliate as of the Effective Date hereof. As used herein, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a corporation or other business entity.

Annual Forecast — Buyer’s forecast of the quantity of Products it anticipates it will purchase during the immediately following Contract Year, as further defined in Article 5.1.

Best Efforts — shall be as the term is used and applied in the Uniform Commercial Code, but shall not be deemed to mean that Seller shall be required to (a) breach any contracts it may have with other buyers for its products, (b) violate any applicable law, (c) endanger its financial viability, (d) take any act or omission which would be likely to result in a material adverse effect on Seller’s financial condition as a result of operations, or (e) make additional capital improvements or otherwise expand its manufacturing capacity at any of its manufacturing

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

facilities (except as otherwise provided in this Agreement) in order to meet its obligations under this Agreement.

Buyer — Philip Morris USA Inc., a Virginia corporation.

Buyer’s Product Requirements — the physical, chemical and other properties of the Products to be purchased and sold hereunder, as specified by Buyer in documents Buyer shall provide to Seller.

Contract Year — a 12-month period beginning on February 8, 2007 and any anniversary thereof.

Delivering Carrier — the shipping company or companies specified to receive and transport Shipments of Product from Seller’s Manufacturing Facility to Buyer’s designated Plant.

Delivery Date(s) — the date or dates that a Shipment of Product is received at Buyer’s Plant designated on the applicable Order.

Development Services Agreement — the agreement dated [*] (as amended), executed by the parties for the development of the Product.

Discoveries — as defined in Article 20.

Effective Date — February 8, 2007.

Expansion Facility — the additional manufacturing line to be added to one of Seller’s Manufacturing Facilities as provided further in Article 4.2.

Modification — a change to the Product, as further provided in Article 3.3.

Order — Buyer’s written directions to Seller to manufacture and deliver certain quantities of Product hereunder, as further defined in Article 5.2.

Plants — Buyer’s manufacturing facilities to which the Products shall be delivered.

Price — the unit price payable for the Product sold and purchased hereunder.

Producer Price Index — the monthly Industrial Producer Price Index (less energy) first published by the U. S. Department of Labor, Bureau of Labor Statistics, in Publication Number ISSN 0882-5270.

Product — the [*] film strip for [*] tobacco products, which is described on Attachment A and specified more fully in Buyer’s Product Requirements (which shall be communicated to Seller), that is to be purchased and sold hereunder.

Seller — MonoSol Rx, LLC, a Delaware limited liability company.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Seller’s Manufacturing Facilities — the production plant owned by Seller and located at 6560 Melton Road, Portage, Indiana, and the production plant leased by Seller and located at 6465 Ameriplex Drive, Portage Indiana, at which Seller shall manufacture Product hereunder.

Shipment — All the Product loaded onto the Delivering Carrier’s trucks during one business day, for transport to PM USA.

Strip — the film strip without [*].

Term — the period during which this Agreement shall be in effect, as further defined in Article 2.

2.             TERM

This Agreement shall be effective as of the Effective Date and, unless earlier terminated or cancelled, shall continue in effect for five years (the “Term”). At the end of the Term, this Agreement shall expire.

3.             PRODUCTS; QUANTITY

3.1.         Quantity

3.1.1.      Seller shall be obligated to manufacture and sell to Buyer, and Buyer shall be obligated to purchase, all of its requirements for [*] film strips for [*] tobacco products, subject to the terms and conditions of this Agreement.

3.1.2.      Notwithstanding the foregoing, Seller’s supply obligation shall be limited to [*] units of Product per calendar quarter from the Effective Date until the Expansion Facility has been qualified by Buyer as provided in Article 4.2.3 below, and to [*] units of Product per calendar quarter once the Expansion Facility has been so qualified. In the event Buyer’s Annual Forecast or Orders exceed the amount stated in the previous sentence (whichever is applicable), [*] In the event Buyer’s Annual Forecast or Orders in any calendar quarter exceed the maximum capacity of the Expansion Facility, the parties shall promptly begin good faith negotiations to construct additional capacity at the Expansion Facility, under terms substantially similar to the terms set forth in Attachment C.

3.1.3.      As consideration for this obligation to manufacture and sell all of Buyer’s requirements for the Product, Buyer shall be obligated to compensate Seller for the Expansion Facility as provided in Article 4.2 below and in Attachment C.

3.1.4.      Nothing in this Agreement shall be deemed to preclude Buyer from (a) changing its [*] or tobacco product lines, or (b) reducing or eliminating its manufacture of tobacco products that incorporate the Product such that Buyer’s requirements for the Product would be reduced or eliminated during the Term hereof.

3.2.         New Products

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

During the Term of this Agreement, Seller may develop new flavor products for use in connection with Buyer’s tobacco products, in accordance with Buyer’s requirements communicated to Seller and in accordance with the Development Services Agreement. If Buyer and Seller agree on the Buyer’s Product Requirements and price for such new product, then the new product shall be deemed a Product hereunder, and Seller shall manufacture, sell and deliver such new Product exclusively to Buyer during the remainder of the Term in accordance with the terms and conditions of this Agreement. The Price for such new Product shall be negotiated between Buyer and Seller and contain the same mark-up, if applicable, as other products of similar configuration and structure.

3.3.         Modifications

Buyer may modify Buyer’s Product Requirements from time to time during the Term by providing notice to Seller. The parties intend that modifications to Buyer’s Product Requirements shall not result in an adjustment to the Price (up or down) unless such modification changes the Product or changes Seller’s cost to manufacture, package and deliver the modified Product such that, in either party’s reasonable judgment, the Price should be adjusted. In such event, either party may, upon written notice to the other, request that the Price be adjusted for such modified Product. If the parties are unable to agree upon an adjusted Price for the modified Product within a reasonable time, not to exceed 30 days, then Seller shall not be obligated to manufacture or sell such modified Product to Buyer hereunder.

3.4.         Allocation of Product

Seller covenants that it will not sell or contract to sell products to others in quantities that are reasonably likely to impair or impede Seller’s ability to meet its obligations to Buyer hereunder. Seller shall use its Best Efforts to keep in stock an inventory of raw materials that meet Buyer’s Product Requirements or to obtain such raw materials from its suppliers in such quantities as are necessary to meet its obligations to Buyer hereunder consistent with each Annual Forecast, as adjusted by Buyer as provided in Article 5.1. If, despite such efforts by Seller (a) Seller is unable to obtain sufficient quantities of raw materials to deliver the full quantities of products it is obligated to deliver to all of its customers, including the Product it is required to deliver to Buyer hereunder, or (b) Seller is otherwise prevented from fulfilling its obligations to deliver and sell Product hereunder, Seller shall give first priority in the allocation of available supplies of raw materials and its finished Product first to fulfilling its obligations hereunder. [*] Seller represents that it has not entered into, and covenants that it will not enter into, any contract with any customer that is inconsistent with the covenant in the immediately preceding sentence. Seller hereby waives its rights under Va. Code § 8.2-615(b) to allocate production and delivery capacity to regular customers not then under contract.

3.5.         Seller Decisions and Acquisitions

Seller shall report to Buyer any major business decision that could adversely affect Seller’s ability to meet its Product supply commitment under this Agreement, and shall also notify Buyer of Seller’s acquisition or development of additional manufacturing facilities that are capable of manufacturing Product.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

4.             FACILITIES

4.1.         Seller’s Manufacturing Facilities

4.1.1.      Unless otherwise agreed in writing by the parties, Seller covenants that it shall produce Product delivered hereunder only at the manufacturing facilities identified in Attachment B hereto (each a “Seller’s Manufacturing Facility”). Seller covenants that it shall produce Product only on equipment within Seller’s Manufacturing Facilities that has been qualified by Buyer for the production of Product. A list of such qualified equipment as of the Effective Date hereof is set forth in Attachment B hereto. Attachment B shall be updated by Buyer as necessary to include additional or alternate manufacturing facilities and equipment that may be qualified hereafter, including, but not limited to, equipment that is part of the Expansion Facility as provided in Article 4.2. Buyer agrees not to unreasonably withhold or delay its qualification of equipment and waives any claims arising out of Seller’s delay or failure to perform to the extent such delay or failure results from Buyer’s delay in qualifying equipment necessary to Seller’s performance.

4.1.2.      Buyer and its agents shall have reasonable access to Seller’s Manufacturing Facilities from time to time, upon prior notice and during regular business hours, for the purpose of (a) auditing compliance with Seller’s quality control and quality assurance programs, (b) inspecting Seller’s manufacturing operations, and (c) qualifying the Expansion Facility as provided in Article 4.2 below. Such audits and inspections shall not relieve Seller of its obligation to provide Product that complies in all respects with Buyer’s Product Requirements and the other requirements of this Agreement. Buyer shall also be entitled, at Buyer’s cost and expense, and at reasonable times and manner, to review all quality control and quality assurance records, to inspect the Product during manufacture and to witness all tests, provided such review and inspections do not delay Seller’s performance hereunder. Seller shall use commercially reasonable efforts to secure for Buyer the right to inspect the facilities of Seller’s suppliers and vendors for the purposes stated above.

4.2.         Expansion of Seller’s Manufacturing Facility

4.2.1.      Seller agrees to construct a new manufacturing line at one of Seller’s Manufacturing Facilities (to be chosen at Seller’s discretion) with a capacity to produce not less than [*] (the “Expansion Facility”). The Expansion Facility shall consist of the construction and installation of a [*] at the Manufacturing Facility. No later than 45 days after the Effective Date, Seller shall provide Buyer with the following information in writing with respect to the Expansion Facility: (a) the proposed construction schedule, (b) a proposed phase budget and (c) the manufacturing capacity. This information shall be made part of this Agreement and shall be binding on Seller.

4.2.2.      Seller shall use its Best Efforts to construct the Expansion Facility in accordance with the proposed construction schedule and to begin manufacturing the Product at the Expansion Facility no later than [*] after commencement of construction. Seller warrants that the Expansion Facility, when qualified by Buyer to manufacture the Product hereunder, shall have the manufacturing capacity represented by Seller to Buyer in writing in accordance with this Article 4.2.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

4.2.3.      Buyer shall not be obligated to purchase any Product manufactured at the Expansion Facility until Buyer has qualified the Expansion Facility in accordance with Buyer’s qualification procedures, which shall be communicated in writing to Seller. Buyer shall use its Best Efforts to begin its qualification process at the Expansion Facility as soon as practicable after Seller notifies Buyer that the Expansion Facility is ready to begin the qualification process.

4.2.4.      [*]

4.2.5.      The parties acknowledge that Seller shall own the Expansion Facility, and that the design, construction, operation and maintenance of the Expansion Facility shall be Seller’s sole responsibility. Buyer shall not be deemed to be an owner or operator of the Expansion Facility and shall have no liability of any kind with respect to the Expansion Facility, [*]. Neither the Expansion Facility nor this Agreement shall in any way be deemed a joint venture between the parties.

4.2.6.      [*], and except as otherwise provided herein below, Seller shall use the Expansion Facility solely for the manufacture of Product hereunder during the Term of this Agreement. In the event Buyer’s Annual Forecast for any Contract Year (as adjusted as provided in Article 5.1) shall be less than [*], then during such Contract Year Seller shall be entitled to use the Expansion Facility to manufacture products for its other customers, provided that (a) such products shall not in any way be related to, used with, or incorporated into, any tobacco product, (b) the manufacture of such products shall not contaminate, or create the possibility of contaminating, the Expansion Facility with respect to the manufacture of Product hereunder, (c) Seller shall give first priority to the manufacture of the Product hereunder, (d) the manufacture of such products shall not impair or impede Seller’s ability to meet its obligations to Buyer hereunder and (e) Seller notifies Buyer of the number of days the Expansion Facility is used to manufacture product for its other customers. In the event Seller uses the Expansion Facility for the manufacture of products for its other customers, [*]. Buyer shall have the right (but not the obligation) to conduct such audits of Seller’s records as necessary to verify Seller’s use of the Expansion Facility to manufacture products for its other customers.

4.3.         Buyer’s Facilities

4.3.1.      Buyer shall provide reasonable access to Buyer’s Plants for Seller’s employees as Buyer deems necessary to Seller’s performance hereunder, provided that (a) Seller provides Buyer with a list of the names of the employees requiring access and the times such access is required, and (b) any person for whom access is approved by Buyer shall comply with such security, safety and environmental requirements which may be communicated by Buyer to Seller. Buyer may provide Seller’s personnel with security badges enabling access to Buyer’s Plants during Buyer’s performance hereunder. Seller acknowledges such badges are the property of Buyer and agrees to the return of any such badges issued to Seller within 24 hours of the earlier of(a) the personnel’s departure from Seller’s employment or (b) the expiration, termination or cancellation of this Agreement. Seller agrees to pay a fee of $[*] per badge not returned to Buyer in accordance with the preceding sentence.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

4.3.2.      Throughout the Term, Seller shall comply with Buyer’s Information Security Policy. A copy of the Information Security Policy has been provided to Seller and Seller’s receipt is hereby acknowledged.

5.             ANNUAL FORECASTS AND ORDERS

5.1.         Annual Forecasts

On the anniversary of each Contract Year, Buyer shall provide Seller with written notice of Buyer’s Contract Year forecast of the number of Strips that Buyer anticipates it will purchase during each quarter of the immediately following Contract Year (“Annual Forecast”). During the first three Contract Years, Buyer shall update the Annual Forecast on a quarterly basis, no later than the last day of each quarter. The Annual Forecast for each Contract Year (as adjusted as provided herein) shall be for informational purposes only and shall not constitute an Order for any quantity of Product or any guarantee of purchase.

5.2.         Orders

5.2.1.      From time to time, Buyer shall place orders for quantities of Product (each, an “Order”). Orders shall be communicated via Buyer’s written forms, electronic data interchange, Internet transmission, telecopy, telephone (confirmed by telecopy), or by such other means as the parties mutually agree. Each Order shall be dated as of the date of issuance by Buyer and shall specify (a) a unique order number, (b) the quantity of Product to be manufactured and delivered by Seller, (c) Buyer’s Plant or warehouse to which the Product shall be shipped and (d) the Delivery Date(s). Buyer may amend or supplement an Order at any time. All Orders for Product shall be governed by the terms and conditions of this Agreement.

5.2.2.      The parties agree to conduct good faith negotiations as soon as practicable after the Effective Date to develop mutually agreeable standards and processes for placing orders and performing other contract obligations using electronic commerce.

5.3.         Delivery Dates

5.3.1.      Seller shall acknowledge receipt of Buyer’s Orders in writing within two business days after Seller’s receipt of each Order. Seller shall use its Best Efforts to comply with Buyer’s Delivery Date(s) as set forth in the Order, provided however, that no Delivery Date in an Order shall require delivery of Product sooner than five business days for the production of each [*] of Product.

5.3.2.      If Seller determines that despite its Best Efforts it will be unable to comply with Buyer’s designated Delivery Date(s), Seller shall so notify Buyer (such notice to be provided to Buyer in writing no later than two business days after Seller’s receipt of Buyer’s Order) and Seller shall provide Buyer with alternate Delivery Date(s). Upon Buyer’s consent to such alternate Delivery Date(s) (which consent shall not be unreasonably withheld), such date(s) shall be binding on Seller. If Buyer does not so consent, the initial Delivery Date(s) shall remain binding on Seller.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

5.3.3.      If during the production of any Order, Seller determines for any reason that it will be unable to meet any of the Delivery Date(s) for that Order, (including any mutually agreed alternate Delivery Date(s) under Article 5.3.1 hereof), it shall use its best efforts to notify Buyer in writing as soon as practicable after making such determination. Such notification shall also include new Delivery Date(s). Upon Buyer’s consent to such new Delivery Date(s) (which consent shall not be unreasonably withheld), such date(s) shall be binding on Seller. If Buyer does not so consent, the initial or alternate Delivery Date(s) (whichever is applicable) shall remain binding on Seller.

5.3.4.      For purposes of the quality rating described in Article 10.2, Seller’s performance will be evaluated based on its adherence to the applicable Delivery Date(s).

5.4.         Vendor Managed Inventory

At any time during the Term hereof, Buyer may choose to implement a vendor-managed inventory system. In such event, both parties shall negotiate in good faith as to the amendments hereto and any other agreements that would be necessary to implement such a vendor-managed inventory system.

6.             DELIVERY, TRANSPORTATION AND RISK OF LOSS

6.1.         Primary Delivery and Transportation Procedure

6.1.1.      Buyer shall specify the Delivering Carrier for Shipments of Product hereunder. Seller shall be responsible for making the necessary arrangements with such Delivering Carrier to have trucks available at Seller’s Manufacturing Facility in time to receive and transport Products to meet the applicable Delivery Date(s). Notwithstanding the foregoing, however, Seller shall not be liable for delays in receipt to the extent caused by the Delivering Carrier once it has left Seller’s Manufacturing Facility with the Shipment or by the Delivering Carrier’s failure or refusal to load and deliver Products in accordance with the applicable terms and conditions of any transportation agreement between Buyer and the Delivering Carrier.

6.1.2.      Buyer shall pay all transportation costs directly to the Delivering Carrier; provided however, Seller shall reimburse Buyer for any demurrage or other similar charges that Buyer may be required to pay the Delivering Carrier due to Seller’s failure to schedule or load any Shipment of Products in accordance with the applicable terms and conditions of any transportation agreement between Buyer and the Delivering Carrier, provided such terms and conditions have been communicated to Seller.

6.2.         Alternate Transportation Procedure

Notwithstanding the foregoing, if Buyer fails to specify a Delivering Carrier or if the Delivering Carrier specified by Buyer fails or is unable to have trucks available at Seller’s Manufacturing Facility in time to receive and transport Products to meet the applicable Delivery Date(s), then Seller shall notify Buyer promptly, and Buyer shall specify an alternate Delivering Carrier. Alternatively, the parties may mutually agree that Seller shall specify the Delivering Carrier as to any portion of the Products to be delivered hereunder. If Buyer and Seller agree that

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

Seller shall specify the Delivering Carrier, the Products so delivered shall be delivered F.O.B. Buyer’s Plant, freight collect.

6.3.         Packing and Marking

Seller shall package all Product delivered hereunder in accordance with the requirements specified in Buyer’s Product Requirements, unless Buyer has modified such requirements in an Order, in which case Seller shall comply with the requirements specified in such Order. Each Shipment must contain a packing list indicating (a) the Order number, (b) the quantity of Product contained in the Shipment, and (c) such other identification or information as may be reasonably directed by Buyer or reasonably necessary to facilitate delivery in accordance with Buyer’s Delivery Schedule. In addition, upon request by Buyer, Seller shall deliver a certificate of analysis or certificate of conformance containing such information as required by Buyer to the address and Buyer representative as designated by Buyer from time to time.

6.4.         Transfer of Title and Risk of Loss

Title to, and risk of loss of, all Product shall transfer from Seller to Buyer when the Product is delivered to the Delivery Carrier, unless Seller specifies the Delivery Carrier as provided in Article 6.2, in which case title and risk of loss shall pass to Buyer upon receipt at Buyer’s Plant.

7.             INSPECTIONS AND REJECTIONS

7.1.         Receipt Inspections

Upon receipt at Buyer’s Plant, Buyer may, but shall not be obligated to, perform preliminary visual inspections to confirm that the Product conforms to the applicable Order and Buyer’s Product Requirements in terms of Product type and quantity and compliance with Delivery Dates. Such inspections may be cursory in nature, and acceptance of Product by Buyer shall be subject to testing by Buyer to determine conclusively that the Product conforms to Buyer’s Product Requirements.

7.2.         Rejection of Product and Remedies upon Rejection

Buyer may reject any Product that does not conform to the applicable Order or Buyer’s Product Requirements, provided Buyer provides Seller with notice of such rejection in accordance with the requirements set forth in Article 10. In addition to such remedies as may be available hereunder, at law or in equity, upon rejection of any Product, Buyer shall be entitled to exercise the remedies provided in Article 10 for breach of warranty with respect to such Product.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

8.             COMPENSATION

8.1.         Prices for Product [*]

8.1.1.      The Prices for the Product purchased and sold hereunder shall be as set forth on Attachment C. The Prices may only be adjusted as provided in Article 3.3 and in Attachment C.

8.1.2.      [*]

8.2.         [*]

8.2.1.      [*]

8.2.2.      [*]

9.             INVOICES AND PAYMENT

9.1.         Invoices

Prior to or upon each delivery of Product, Seller shall submit an invoice (in the form of an ASN) to Buyer requesting payment for the Product included in such delivery. Seller’s invoice must be accompanied by all required documentation necessary to support all charges. All rebates and discounts applied shall be identified separately on Seller’s invoices. Any invoices submitted to Buyer in an improper format or without the required documentation will be returned unpaid to Seller for correction and resubmission within [*].

9.2.         Payment

Buyer shall pay all undisputed portions of properly documented invoices within [*] of receipt of Seller’s invoice or Buyer’s receipt the Products described on the invoice, whichever is later. If Buyer disputes any portion of an invoice, Buyer shall provide written notice to Seller indicating the reason Buyer is withholding any amount, and shall pay the undisputed portion of the invoice. Neither the payments made to Seller, nor the method of such payments, shall relieve Seller of its obligation to perform hereunder in strict compliance with the requirements herein. In

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

addition, no payment by Buyer of any invoice shall be deemed Buyer’s acceptance of the Products reflected thereon.

9.3.         Right of Retainage and Set-Off

9.3.1.      Notwithstanding anything in Article 9.2 to the contrary, if Seller materially breaches any provision of this Agreement, or if any person or entity asserts a claim or lien against Buyer or its property or facilities that is chargeable to Seller’s performance hereunder, Buyer shall have the right to retain out of any payments due or to become due to Seller an amount sufficient to protect Buyer completely from all corresponding present or future claims, losses, damages and expenses, provided that (a) Buyer provides notice to Seller setting forth Buyer’s reasons for such retainage and [*]. If Seller disputes the retained amount, the parties shall immediately engage in the dispute resolution procedure set forth in Article 22.

9.3.2.      When the breach has been cured, the lien: has been released, discharged or otherwise removed or the claim has been terminated or released (in each case to Buyer’s satisfaction), Buyer will release to Seller any retained amounts net of any damages, costs, expenses or other amounts incurred by Buyer as a result of such breach, lien or claim.

9.3.3.      Further, Buyer shall have the right to set-off any costs, damages, expenses or other monies, the payment for which Seller is responsible, against any amounts that Buyer owes Seller hereunder. Buyer’s right to withhold monies pursuant to this Article shall be in addition to all other rights and remedies available to Buyer under this Agreement, at law or in equity.

10.          WARRANTIES

10.1.       Title

10.1.1.    Seller warrants that title to all Product delivered hereunder shall be good and its transfer rightful, and that all Product delivered hereunder shall be free from all security interests, claims, demands, liens and other encumbrances.

10.1.2.    If any Product fails to conform to the above warranty, Seller, at its expense, shall defend the title thereto and, if requested in writing by Buyer, shall promptly cause any security interest, claim, demand, lien or other encumbrance to be removed by discharging such encumbrance or posting a bond therefor. If Seller fails to cause any such security interest, claim, demand, lien or other encumbrance to be removed by discharge or posting a bond within five business days after Buyer shall request such removal, then Buyer, at Buyer’s option, may either (a) cause the removal of such security interest, claim, demand, lien or other encumbrance by bonding, in which case Seller shall be liable to Buyer for the expenses thereby incurred, or (b) revoke its acceptance of such Product, in which case Seller shall promptly refund any compensation Seller received from Buyer in connection with such Product together with all costs incurred by Buyer in connection with such revocation.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

10.2.       Vendor Evaluation Program

10.2.1.    Seller warrants that the continuous quality of the Product delivered to Buyer hereunder shall be such that the Product will achieve a “Satisfactory Rating,” as determined by Buyer on an annual basis in accordance with Buyer’s program of vendor evaluation and review program applicable to all of Buyer’s direct material suppliers, and which rates Seller’s performance hereunder in terms of quality, cost, compliance and technology, and delivery and service (“Vendor Evaluation Program”). A copy of the Vendor Evaluation Program criteria has been provided to Seller and Seller’s receipt is hereby acknowledged. Seller shall be advised of the annual rating assigned to the Product. During the Term, Buyer shall be free to amend and revise the Vendor Evaluation Program and to judge the overall quality of the Product pursuant to such amended and revised Vendor Evaluation Program. Recalls by Seller shall be excluded in calculating the annual rating for the Product. Such rating shall be adjusted equitably to account for changes in Buyer’s floor inspection practices or mutually agreed changes to the quality ratings that could affect the quality rating.

10.2.2.    If the annual quality rating for the Product during any calendar year is not Satisfactory, Seller shall promptly take all necessary action to identify and correct the cause or causes of the non-conformances that led to the low quality rating. Seller shall provide Buyer with a written report evaluating the non-conformances and their causes and describing Seller’s plans for preventing reoccurrence of such non-conformances in the future. Seller shall bear all costs in fulfilling the foregoing remedial obligations.

10.2.3.    In addition to Seller’s obligations pursuant to Article 10.2.2 above, and until such time as Seller demonstrates to Buyer’s satisfaction that the problem causing the diminished quality rating has been cured and prevented from recurring, Buyer may, at its sole discretion, purchase Comparable Product from alternate suppliers.

10.3.       Warranty of Quality

10.3.1.    Seller warrants that all Product delivered pursuant to this Agreement shall (a) strictly conform to the applicable Buyer’s Product Requirements and Seller’s quality assurance plan as provided in Article 15.2 hereof, (b) be free of defects in workmanship and material and, except as provided in the following sentence, shall (c) be suitable in all respects for use in Buyer’s manufacturing facilities for snus tobacco products. Notwithstanding the foregoing, if Buyer materially changes its manufacturing process and does not notify Seller of such material change within 30 days after such change is effected, Seller’s warranty of suitability for use shall no longer apply to the Product.

10.3.2.    If any Product delivered by Seller hereunder fails to conform to the warranty in Article 10.3.1, then Seller shall promptly replace such nonconforming Product with a conforming Product at no cost to Buyer; provided, however, Buyer shall have given Seller written notice of the nonconformity within 30 days after the container or pallet containing the nonconforming Product is discovered by Buyer. Seller shall bear all costs in fulfilling the foregoing remedial obligations. Notwithstanding the foregoing, nothing herein shall be deemed to make Seller responsible for any nonconformity due solely to Buyer’s handling or storage of any Product.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

10.4.       Additional Remedy

10.4.1.    In addition, to the extent any nonconforming Product has been incorporated into Buyer’s finished goods before the nonconformity is discovered [*], Seller shall become liable to Buyer for liquidated damages in the amount of $[*] per [*] sachets affected by such nonconformity. Such rate shall be adjusted annually in June for inflation based on the change in the Producer Price Index as first reported for July of the then-current calendar year as compared to the base month of July 2006.

10.4.2.    The parties hereby acknowledge and agree that in the event that any nonconforming Product is incorporated into Buyer’s finished goods, Buyer will suffer damages in an amount that is not susceptible to calculation with reasonable certainty. The parties agree that the liquidated damages set forth in this Article 10.4 represent a reasonable determination of the amount of damages that Buyer will suffer in the event nonconforming Product is incorporated into Buyer’s finished goods and that the liquidated damages do not constitute a penalty. Seller hereby waives any defense to Buyer’s recovery of the liquidated damages on the basis that actual damages are ascertainable, that the liquidated damages so determined do not represent a reasonable determination of Buyer’s damages or that the liquidated damages are penalties. The liquidated damages set forth in this Article represent the exclusive remedy to Buyer in connection with the remanufacture of Buyer’s finished goods, but shall not relieve Seller of any other liability or obligation arising under this Agreement, at law or in equity with respect to other damages (not relating to the recall or replacement of Products) arising out of a breach of the warranty in Article 10.3.1 above except as otherwise expressly limited in this Agreement.

10.4.3.    The parties expressly agree that if Seller contests the imposition of liquidated damages pursuant to this Article on any basis other than the assertion that either (a) the Product delivered hereunder conformed in all respects to the applicable Buyer’s Product Requirements or (b) that any nonconformity did not result in whole or in part from Seller’s or Seller’s employees’, agents’ or representatives’ negligence or willful misconduct, then the cap on Seller’s aggregate liability for the cost of remanufacturing the finished goods shall not be applicable, it being understood that Buyer’s consent to such limitations was in reliance on Seller’s promise not to assert any other defense to the imposition of such liquidated damages and in return for the admissions of fact and waivers contained in this Article 10.

10.5.       Exclusivity of Warranties

SELLER MAKES NO WARRANTIES OF TITLE, QUALITY, MERCHANTABILITY OR OTHERWISE EXCEPT THE WARRANTIES SET FORTH IN THIS ARTICLE, AND SELLER HEREBY DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WHETHER CREATED BY CONTRACT OR BY OPERATION OF LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

11.          INTELLECTUAL PROPERTY

11.1.       Seller’s Intellectual Property

[*]

11.2.       Defense of Claims

11.2.1.    Seller shall, at its expense, defend any suit or proceeding brought against Buyer to the extent based on an allegation that any Monosol Intellectual Property (as that term is defined in the Development Services Agreement) constitutes an infringement of any patent, trademark, trade secret or copyright, provided Buyer notifies Seller in writing in a timely manner and gives Seller authority (including the right to select counsel and to control the relevant proceedings, negotiations, investigations and settlement discussions), information and assistance (such assistance to be administrative, not financial) for the defense of the suit or proceeding.

11.2.2.    Seller shall (a) pay all damages and costs (including reasonable attorneys’ fees) awarded in any suit or proceeding so defended as well as the cost and fees associated with the defense of such a suit or proceeding and (b) indemnify Buyer against any expenses incurred by Buyer in providing information and assistance to Seller for the defense of the suit or proceeding. Seller shall not be responsible for the settlement of any suit or proceeding made without its written consent.

11.2.3.    If the Product as a result of any suit or proceeding so defended, is held to constitute infringement of any patent, trademark, trade secret or copyright and its use by Buyer is enjoined, Seller shall, at its option and at no cost to Buyer, either (a) procure for Buyer the right to use such Product or (b) replace it with substantially equivalent non-infringing Product. In the event Seller is unable to procure such right or replace the Product with substantially equivalent non-infringing Product, Seller shall be entitled to terminate this Agreement upon 30 days prior notice to Buyer, without further liability to Buyer, except for the indemnification obligation set forth in this Article 11.2.

11.2.4.    Notwithstanding the foregoing, nothing herein shall require Seller to indemnify, defend or hold harmless Buyer with respect to infringement to the extent that such infringement is caused by (a) Seller’s production of Product in strict accordance with designs provided by Buyer, (b) any infringing elements that are part of Buyer’s Product Requirements, or (c) Buyer’s combination of the Product with any other material or substance.

12.          INDEMNITY

[*]

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

13.          LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN ANY EVENT FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT LOSS OR DAMAGE SUFFERED BY THE OTHER PARTY AND ARISING OUT OF THE AGREEMENT, WHETHER SUCH LOSS OR DAMAGE OR CLAIMS ARISE IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, WARRANTY, STATUTE OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF USE OR LOST PROFITS; PROVIDED, HOWEVER, THE FOREGOING EXCLUSION SHALL NOT AFFECT CLAIMS BASED ON, AND SHALL BE EXCLUSIVE OF COSTS AND LIABILITIES ARISING OUT OF, CONTRACTOR’S LIABILITY FOR (a) INFRINGEMENT CLAIMS, (b) COMPLIANCE WITH LAWS PURSUANT TO SECTION 18.4 BELOW, (c) CLAIMS OF PERSONS OR ENTITIES NOT A PARTY TO THE CONTRACT, (d) INDEMNITY OBLIGATIONS EXPRESSLY UNDERTAKEN IN THE CONTRACT or (e) BREACH OF CONFIDENTIALITY OBLIGATIONS.

14.          INSURANCE

14.1.       Coverage

Seller shall obtain, pay for and keep in force while performing hereunder, and thereafter as provided below, the following coverages in the amounts listed below:

14.1.1.    Statutory workers’ compensation in accordance with all state and local requirements.

14.1.2.    Employer’s liability with a limit of $500,000 for one or more claims arising from each accident.

14.1.3.    Commercial general liability, including coverage for completed operations for at least two years after delivery of Product, product liability and contractually assumed obligations, with liability limits of at least $5,000,000 per occurrence for property damage, $5,000,000 per occurrence for bodily injury and $5,000,000 for personal injury.

14.1.4.    Comprehensive automobile liability covering all vehicles used by Seller, whether owned, non-owned or hired by Seller or otherwise, with liability limits of at least $5,000,000 per occurrence for property damage, $5,000,000 per occurrence for bodily injury and $5,000,000 per occurrence for personal injury.

14.2.       Endorsements and other Requirements

14.2.1.    Seller shall cause its insurers to (a) waive all rights of subrogation against Buyer, its officers, directors and employees, (b) name Buyer as an additional insured for the

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

coverages set forth in subsections 14.1.3 and 14.1.4 above and (c) furnish certificates of insurance to Buyer in a form acceptable to Buyer evidencing that the above insurance is in effect and otherwise complies with the requirements of this Article 14. Seller shall require its insurance carriers to give Buyer 30 days’ written notice of any material change or alteration in or the cancellation of any policy of insurance required hereunder.

14.2.2.    The insurance thus afforded Buyer as an additional insured shall be deemed primary coverage without the right of contribution from any of Buyer’s insurance. All other insurance maintained by Buyer (or for Buyer by a third party) is for the exclusive benefit of Buyer and will not inure to the benefit of Seller.

14.2.3.    The carrying by Seller of the insurance required herein shall in no way be interpreted as relieving Seller of any other obligations it may have under this Agreement.

15.          STRATEGIC PLANNING AND COOPERATION; QUALITY ASSURANCE

15.1.       Performance Evaluations

The parties intend that this Agreement shall result in a world class supply relationship respecting Product quality, service, technical cooperation and prices. To that end, it is contemplated that Buyer shall be entitled to evaluate the success of the relationship periodically by seeking quotations of prices and services from other potential suppliers of Products who, in Buyer’s sole judgment, have the technical capability and physical capacity to provide Products of a quality comparable to, or better than, those provided by Seller hereunder. In doing so, however, Buyer shall not disclose any of Seller’s Confidential Information (as defined in Attachment D) nor rely on Seller’s intellectual property or samples of Seller’s products. Should Buyer conclude, as the result of any such evaluation, that the above-stated goals are not being achieved, Buyer shall notify Seller of the results of such evaluation.

15.2.       Quality Assurance Plan

As of the Effective Date hereof, Seller shall have implemented a Buyer-approved plan for quality assurance and quality control at Seller’s Manufacturing Facility. Seller shall amend its quality assurance plan as necessary to be consistent with amendments to Buyer’s quality assurance program of which Seller may be advised from time to time.

15.3.       Quality Audits

During the Term hereof, Seller shall cooperate with any quality audits conducted by Buyer. The parties agree that Seller’s performance also will be evaluated based on Seller’s ability to achieve a Satisfactory rating from Buyer’s Vendor Evaluation Program as described in Article 10.2.

15.4.       Product Contents

Upon Buyer’s request, Seller shall provide Buyer with a listing of all materials used or proposed to be used in the manufacture of or incorporated in the Product. Such information shall be deemed Confidential Information subject to Article 19 and Attachment D. Thereafter, Seller

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

shall notify Buyer in writing if Seller proposes to change any such materials. Buyer shall have the right to review and approve all proposed changes to such materials, and to refuse to purchase or accept any Product that is manufactured with or incorporates any material that Buyer deems unacceptable.

16.          MINORITY AND WOMEN-OWNED BUSINESS ENTERPRISES

Every effort is being made by Buyer to use qualified minority and women-owned enterprises in connection with this Agreement. Within the constraints of the competitive bidding process, Seller should actively seek to employ minority or women-owned suppliers to the extent that such utilization is commercially feasible. Seller shall, upon request by Buyer no more than once per year, report to Buyer, on forms approved by Buyer, full details of Seller’s actual utilization of minority or women-owned suppliers in Seller’s performance hereunder. Buyer shall assist Seller in identifying qualified minority and women-owned business enterprises upon request.

17.          FORCE MAJEURE

17.1.       Events of Force Majeure

Neither party shall be responsible or liable, or deemed in breach hereof, to the extent the performance of any of its obligations hereunder is delayed or prevented due solely to causes beyond the reasonable control and without the fault or negligence of the party experiencing such delay or prevention. Such causes may include, but shall not be limited to, acts of God, unusually severe weather, war, riots, fire, the demand, failure to act, or requirement of law of any competent governmental authority, or the party’s inability despite due diligence to obtain required licenses (such causes are hereinafter called “Force Majeure”). A delay or failure to perform caused by Seller’s suppliers is not an event of Force Majeure unless the supplier’s delay or failure to perform is due solely to an event of Force Majeure as defined above affecting such supplier. Strikes or other labor difficulties at Seller’s or Seller’s suppliers’ facilities are not events of Force Majeure.

17.2.       Force Majeure Procedure

The party experiencing the Force Majeure shall exercise due diligence in endeavoring to overcome and mitigate any resulting delay in, or prevention of, its performance. If Seller is experiencing the Force Majeure, it shall, in addition to the above actions, implement any applicable contingency plan prepared in accordance with Article 17.6. The party experiencing the Force Majeure shall also give prompt written notification to the other party, which notice shall include a full and complete explanation of the Force Majeure and its cause, the status of the Force Majeure, and the actions such party is taking and proposes to take to overcome and mitigate any resulting delay in, or prevention of, its performance.

17.3.       Effect of Force Majeure

Subject to Article 17.6, if performance by either party is delayed or prevented due to Force Majeure, the time for that performance shall be extended for a period reasonably necessary to overcome the effect of the Force Majeure. The party experiencing the Force Majeure shall

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

undertake reasonable measures to make up for the time lost without additional compensation. Buyer shall have the right, upon written notice to Seller, to obtain alternate supplies of Products during any event of Force Majeure that delays or prevents Seller’s performance hereunder if the Force Majeure has, or in Buyer’s reasonable judgment threatens to have, an adverse effect on Buyer’s ability to conduct its operations. Buyer shall not be obligated to purchase additional or “make-up” quantities of Products ordered but not delivered by Seller due to Force Majeure and such quantities shall be treated as quantities purchased hereunder for purposes of determining whether Buyer has purchased its requirements of Products from Seller in any Contract Year.

17.4.       Allocation of Seller’s Production Capacity

If any event of Force Majeure hereunder delays or prevents Seller from fulfilling its obligations to deliver the quantities of Products to Buyer as ordered, while meeting its obligations to deliver products to its other customers, Seller shall allocate the manufacturing capacity at its Manufacturing Facility first to providing Buyer’s requirements hereunder. Seller covenants that it has not and will not enter into contracts with other customers that are inconsistent with this Article 17.4. Seller hereby waives its rights under Va. Code § 8.2-615(b) allocate capacity to regular customers not then under contract.

17.5.       Termination for Extended Force Majeure

If Seller’s ability to perform hereunder is delayed or prevented, in whole or in part, for a period of 12 consecutive months as a result of an event of Force Majeure, Buyer shall have the right, at its sole option, to terminate this Agreement, in whole or in part, by giving written notice of termination to Seller. Such termination shall be effective no earlier than 30 days after Seller’s receipt of such notice and without regard to whether the event of Force Majeure ends prior to the date on which the termination becomes effective.

17.6.       Seller’s Contingency Plans

17.6.1.    Buyer and Seller acknowledge that although the occurrence of any event of Force Majeure will be outside the control of either party, certain types of Force Majeure are more likely to occur than others and the adverse effects of such events can often be reduced or minimized through advance planning. Therefore, no later than 30 days after the Effective Date, Seller shall prepare and submit for Buyer’s review contingency plans to address the occurrence of the following Force Majeure events: raw material shortage or supply interruption when such interruption is due to a Force Majeure event experienced by Seller’s suppliers, floods, fire, and such other events of Force Majeure as Buyer and Seller may mutually agree. In addition, although the following are not events of Force Majeure, Seller shall prepare and submit for Buyer’s review contingency plans to address (a) the occurrence of strikes or other labor disturbances at Seller’s Manufacturing Facility and (b) any disruption in production at Seller’s Manufacturing Facility which will impair Seller’s ability to perform hereunder and which Seller anticipates will last for one month or longer.

17.6.2.    If Seller fails to develop mutually acceptable contingency plans for such events of Force Majeure, or if upon the occurrence of such an event Seller fails to implement the applicable contingency plan, any delay in or prevention of Seller’s performance due to the

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

occurrence of such event of Force Majeure shall be deemed to have been within the reasonable control of Seller and therefore not excused under this Article. In such event, Buyer may seek alternate supplies of Products and any expenses incurred by Buyer to obtain such Products in excess of the compensation that would have been due Seller hereunder shall be reimbursed by Seller. Buyer reserves the right to review and comment on such plans on an annual basis and, if reasonably requested by Buyer, Seller shall update such plans as necessary to address Buyer’s comments.

18.          COMPLIANCE WITH LAWS; NONDISCRIMINATION; FINES

18.1.       General

Seller shall comply with all federal, state and local laws, rules, regulations and ordinances applicable to the performance of its obligations under this Agreement. In addition, Seller shall obtain and maintain in good standing all governmental licenses, permits and approvals necessary for the operation of those facilities required in the performance of Seller’s obligations under this Agreement.

18.2.       No Discrimination

Without limiting Article 18.1, Seller shall comply with all applicable provisions of Executive Order 11246, as amended, § 503 of the Rehabilitation Act of 1973, as amended, § 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended, § 5152 of the Drug-Free Workplace Act of 1988, the implementing regulations set forth in 41 C.F.R. §§ 60-1, 60-250 and 60-741 and 48 C.F.R. §§ 23.5, and all applicable provisions of the Americans with Disabilities Act. The equal opportunity clause set forth in 41 C.F.R. § 60-1.4 and the affirmative action clauses set forth in 41 C.F.R. § 60-250.4 and 41 C.F.R. § 60-741.4 are incorporated by reference and made a part of this Agreement. Seller certifies that it does not and will not maintain any facilities it provides for its employees in a segregated manner and that it does not and will not permit its employees to perform their services at any location under Seller’s control where segregated facilities are maintained. Seller further agrees to submit and obtain such certifications of nonsegregated facilities as are required by 41 C.F.R. § 60-1.8. The provisions of this Article 18.2 shall apply to Seller only to the extent that (a) such provisions are required under existing law, (b) Seller is not otherwise exempt from said provisions and (c) compliance with said provisions is consistent with and not violative of 42 U.S.C. § 2000e et seq., 42 U.S.C. § 1981 et seq. or other acts of Congress.

18.3.       No Collusion; Business Conduct Policy

18.3.1.    Neither Seller nor any person or entity acting or purporting to act on Seller’s behalf shall enter into any combination, conspiracy, agreement or other form of collusive arrangement with any person, corporation, limited liability company, partnership or other entity that directly or indirectly lessens competition between potential contractors, vendors or suppliers from whom goods or services may be obtained that will be used by Seller in the performance of its obligations hereunder.

18.3.2.    Seller shall comply with Buyer’s Business Conduct Policy by not engaging in any conduct when dealing with any employee of Buyer that would cause the

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

employee to be in violation of such Policy, and in its dealings with any suppliers in connection with this Agreement or any Order, by complying with all obligations otherwise applicable to Buyer’s employees. A copy of this Policy has been provided to Seller and Seller’s receipt is hereby acknowledged. Seller shall inform all potential suppliers from whom goods may be obtained on Buyer’s behalf of Buyer’s Policy and shall require compliance therewith.

18.4.       Fines

Any fines, legal costs or other penalties incurred by Seller or its agents or employees for noncompliance with any laws, rules, regulations or ordinances with which compliance is required herein shall not be reimbursed by Buyer, but shall be the sole responsibility of Seller. If fines, penalties or legal costs are assessed against Buyer by any government authority or court due to noncompliance by Seller or its agents or employees with any laws, rules, regulations or ordinances, or if Buyer’s operations or any part thereof is delayed or stopped by order of any government authority or court due to Seller’s noncompliance or the noncompliance of Seller’s agents or employees, Seller shall indemnify and hold harmless Buyer against any and all losses, liabilities, damages, claims and costs (including reasonable attorneys’ fees) suffered or incurred because of the failure of Seller or its agents or employees to comply therewith.

18.5.       Child Labor

Seller warrants that all Product furnished hereunder will comply with, and be manufactured, priced, sold and labeled in compliance with applicable United States (federal, state, and local) and foreign laws, codes, rules, regulations, orders and ordinances, including without limitation, environmental protection, energy and labor laws and regulations and applicable industry codes and standards. Without limiting the foregoing, Seller further warrants that (i) labor utilized in Seller’s Manufacturing Facility that are utilized to furnish the Product hereunder complies with the minimum age of employment requirements prescribed by the International Labor Organization conventions or applicable law, whichever is higher, and (ii) it will neither employ forced labor nor impose similar working conditions. Buyer shall have the right (but not the obligation) to audit Seller’s compliance with this Article 18.5.

19.          CONFIDENTIALITY AND CONFIDENTIAL INFORMATION

This Agreement and the terms and conditions herein are considered confidential. Neither party shall disclose this Agreement or its terms and conditions to any person or entity not a party hereto except as otherwise provided herein or as may be required by law, any court, government agency or proper discovery request. If either party is required to disclose this Agreement or any of its terms and conditions, the disclosing party shall (a) use its Best Efforts to ensure that such disclosure is made on a confidential basis and (b) in the case of disclosure required as the result of an order of any court or government agency or a discovery request in connection with any litigation, give prompt notice thereof so that the other party may, if it so chooses, assert any rights it may have to maintain confidentiality or obtain relief from public disclosure. The parties hereto further acknowledge that their performance of this Agreement is subject to the terms and conditions of the Mutual Confidentiality Agreement executed by them and dated [*], a copy of which is attached hereto as Attachment D. Notwithstanding anything in the Attachment D to the contrary, (a) Attachment D shall remain in effect for as long as this Agreement remains in effect,

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

and (b) Seller shall be entitled to disclose this Agreement and its terms and conditions to its employees, agents, auditors, attorneys, and other third parties who, in Seller’s reasonable judgment, have a reason to know such information, provided such entities have agreed in writing to comply with the obligations undertaken by Seller in this Article and in Attachment D.

20.          DISCOVERIES

Any new or improved apparatus, process, formula or product discovered or produced by Seller or Seller’s employees or agents in the course of or by reason of Seller’s performance hereunder shall be governed by the terms of the Development Services Agreement.

21.          RECORDS; AUDITS

21.1.       Records

During the Term of this Agreement, Seller shall keep and maintain complete and accurate records, in accordance with Generally Accepted Accounting Principles (GAAP), books of account, reports and other data necessary for the proper administration of this Agreement, including all rebate programs and any other special pricing program extended to Seller by any subcontractor in connection with the Agreement. Seller shall provide Buyer with periodic reports containing such information, if and when requested by Buyer, but no more often than two times per year. Seller shall retain such records and all other written materials prepared by Seller, during the Term of this Agreement and for three years after the expiration, termination or cancellation of this Agreement and for any additional time required by governmental authorities with jurisdiction over Seller.

21.2.       Right to Audit

Buyer or its designee shall have the right, upon reasonable notice to Seller, during the Term of this Agreement and for three years following the expiration, termination or cancellation hereof, to audit and inspect Seller’s books, records and other materials as described in Article 21.1 with respect to the Prices for the Product, the compensation for the Expansion, and any credits due Buyer hereunder. If any audit or inspection reveals an error or irregularity in the compensation payable to Seller or credits due Buyer hereunder, an appropriate adjustment shall be made (i) by Seller within thirty (30) days after the conclusion of the audit or inspection or (ii) at Buyer’s option, by Buyer to amounts properly due Seller hereunder. Buyer shall pay for any audit or inspection unless such audit or inspection is conducted subsequent to Seller’s default of this Agreement, in which case Seller shall pay for all audit or inspection costs incurred by Buyer. Seller shall pay all expenses incurred by Seller in supporting the audit and inspection.

21.3.       Independent Audit

Seller shall engage an independent Certified Public Accounting firm that is enrolled in an approved practice-monitoring program and has received an unmodified Peer Review report to conduct annual audits of Seller’s financial statements. The audit shall be conducted in accordance with Generally Accepted Auditing Standards (GAAS) and shall result in such independent auditor issuing an opinion as to whether Seller’s financial statements are fairly stated. The audit will be performed at Seller’s expense. Within the later of 90 days following the

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

end of each of Seller’s fiscal years during the Term of this Agreement or 30 days after issuance, Seller shall provide Buyer a copy of Seller’s most recent financial statement, including integral footnotes and the opinion letter from Seller’s independent Certified Public Accounting firm as to whether the financial statements are fairly stated. Upon request by Buyer, Seller shall provide to Buyer a copy of its most recent quarterly unaudited financial statements. During the Term of this Agreement, Seller shall provide Buyer with a copy of(i) any default notice received from a creditor regarding the payment or financial covenants of any material indebtedness within 5 business days after Seller’s receipt thereof; and (ii) any certificate or other notice provided to a creditor indicating noncompliance with a financial covenant with respect to, or nonpayment of any, material indebtedness within 5 business days after provision of such notice to the creditor.

22.          DISPUTE RESOLUTION

22.1.       Intent

It is the intention of the parties to make a good faith effort to resolve, without resort to litigation, any dispute, controversy or claim arising out of or relating to this Agreement or any breach hereof (a “Dispute”) according to the procedures set forth in this Article; provided, however, that the procedures set forth herein shall not preclude either party from exercising any right of termination or cancellation of the Agreement as provided herein or as available at law or in equity.

22.2.       Procedure

Buyer’s and Seller’s designated representatives shall attempt to resolve all Disputes by negotiation. In the event a Dispute cannot be resolved promptly by Buyer’s and Seller’s representatives, each party shall immediately designate a senior executive with authority to resolve the Dispute. The designated senior executives shall promptly begin discussions in an effort to agree upon a resolution of the Dispute. If the senior executives do not agree upon a resolution of the Dispute within 20 days of the referral to them, either party may elect to abandon negotiations. If a Dispute cannot be resolved pursuant to the procedures outlined in this paragraph, the parties may pursue any remedy available to them at law or in equity.

22.3.       Performance During Dispute

Subject to the rights of the parties to cancel this Agreement or suspend their performance as set forth in this Agreement, Seller shall continue to perform its obligations under this Agreement during the pendency of any Dispute; provided, however, that either party may seek preliminary and permanent injunctive relief; including specific performance or other interim or permanent relief, if the Dispute involves (a) a threatened or actual breach of the confidentiality provisions of Article 19 hereof or the terms and conditions of the parties’ Confidentiality Agreement set forth in Attachment D or (b) risk to the safety or security of persons or property, if in such party’s judgment such relief is necessary to prevent injury or damage; provided further, that despite any such action, the parties shall continue to proceed in good faith in the dispute procedures outlined herein.

23.          CANCELLATION

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

23.1.       Default by Seller

23.1.1.    If, during the Term hereof, one or more of the following events (each of which shall be deemed an event of “Default”) occurs, Seller shall be deemed in Default:

(a)           The Product shall fail to achieve a Satisfactory rating during any two calendar years during the Term;

(b)           Seller or its Affiliates default in any material respect in the performance of any other covenant, condition or obligation of Seller or its Affiliates contained herein, and such default continues for [*] days after Seller’s receipt of written notice specifying the default and demanding that the same be remedied;

(c)           Seller, for any reason other than (i) delays to the extent caused by Buyer, the Delivering Carrier, or Force Majeure, or (ii) a material breach by Buyer of its obligations hereunder, fails to comply with the applicable Delivery Date(s) established in accordance with Article 5 by more than [*] business days in more than [*] of the deliveries hereunder during each of any [*] (whether or not such consecutive calendar quarters are in the same calendar year);

(d)           Seller or its Affiliates makes a representation or warranty herein or in any certificate, statement or document made or given pursuant to this Agreement which proves to be false or misleading in any material respect as of the date on which it was made;

(e)           Seller (1) files a petition commencing a voluntary case under the United States Bankruptcy Code, (2) files a petition for liquidation, reorganization or an arrangement pursuant to any other federal or state bankruptcy law, (3) is adjudicated a debtor or declared bankrupt or insolvent under the United States Bankruptcy Code, or any other federal or state law as now or hereafter may be in effect relating to bankruptcy, insolvency, winding-up or adjustment of debts, (4) makes an assignment for the benefit of its creditors, (5) admits in writing its inability to pay its debts as they become due, or (6) if a petition commencing an involuntary case under the United States Bankruptcy Code or an answer proposing the adjudication of Seller as a debtor or a bankrupt or proposing its liquidation or reorganization pursuant to the United States Bankruptcy Code or any other federal or state bankruptcy law is filed in any court, and Seller consents to, or acquiesces in, the filing thereof or such petition or answer is not discharged or denied within 90 days after the filing thereof; or

(f)            A custodian, receiver, trustee or liquidator of Seller, or of all or substantially all of the assets of Seller, is appointed in any proceeding brought against Seller and is not discharged within 90 days after such appointment, or if Seller consents to or acquiesces in such appointment.

23.1.2.    In the event of a Default by Seller, Buyer may, at its option, (a) cancel this Agreement by providing written notice to Seller, such cancellation to be effective as of the date set forth in such notice but not earlier than [*] after such notice is received by Seller or (b) secure an alternate source of supply of Product. Buyer’s remedies set forth in this Article shall not be exclusive, but shall be cumulative and may be exercised concurrently or consecutively,

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

and shall be in addition to all other remedies Buyer may have under this Agreement, at law or in equity.

23.2.       Default by Buyer

23.2.1.    If during the Term one or more of the following events (each of which shall be deemed an event of “Default”) occurs, Buyer shall be deemed in Default:

(a)           Buyer defaults in any respect in the performance of any covenant, condition or obligation of Buyer contained herein, and such default continues for [*] after Buyer’s receipt of written notice specifying the default and demanding that the same be remedied;

(b)           Any representation or warranty made by Buyer herein or in any certificate, statement or document made or given pursuant to this Agreement (excluding Buyer’s Annual Forecasts) proves to be false or misleading in any material respect as of the date on which it was made;

(c)           Buyer (1) files a petition commencing a voluntary case under the United States Bankruptcy Code, (2) files a petition for liquidation, reorganization or an arrangement pursuant to any other federal or state bankruptcy law, (3) is adjudicated a debtor or declared bankrupt or insolvent under the United States Bankruptcy Code, or any other federal or state law as now or hereafter may be in effect relating to bankruptcy, insolvency, winding-up or adjustment of debts, (4) makes an assignment for the benefit of its creditors, (5) admits in writing its inability to pay its debts as they become due, or (6) if a petition commencing an involuntary case under the United States Bankruptcy Code or an answer proposing the adjudication of Buyer as a debtor or a bankrupt or proposing its liquidation or reorganization pursuant to the United States Bankruptcy Code or any other federal or state bankruptcy law is filed in any court and Buyer consents to, or acquiesces in, the filing thereof, or such petition or answer is not discharged or denied within [*] after the filing thereof; or

(d)           A custodian, receiver, trustee or liquidator of Buyer or of all or substantially all of the assets of Buyer, is appointed in any proceeding brought against Buyer and is not discharged within 90 days after such appointment, or if Buyer consents to, or acquiesces in, such appointment.

23.2.2.    In the event of a Default by Buyer, Seller may, at its option, cancel this Agreement by providing written notice to Buyer, such cancellation to be effective as of the date set forth in such notice but not earlier than [*] after such notice is received by Buyer. Unless Buyer otherwise agrees in writing, Seller shall not sell any Product produced hereunder to any alternate purchasers. Seller’s remedies set forth in this Article shall not be exclusive, but shall be cumulative and may be exercised concurrently or consecutively, and shall be in addition to all other remedies Seller may have under this Agreement, at law or in equity.

24.          NOTICES

All certificates or notices required hereunder shall be given in writing and addressed or delivered to the representative(s) specified below. Notices shall be deemed received (a) upon

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

delivery, when personally delivered; (b) upon receipt, when sent via registered or certified mail; (c) the next business day, when sent via overnight courier; and (d) upon transmittal, when sent via facsimile. Copies of all general correspondence regarding this Agreement shall also be sent to these representative(s). Either party may change the representative(s) designated to receive notice hereunder by written notice to the other party. All correspondence and transmittals. Between the parties shall be executed pursuant to coordination procedures that shall be developed by the parties.

Notices to Seller:                                                      MonoSol RX, LLC
30 Technology Drive
Warren, New York 07059
Attn: President

with a copy to:                                                                 Anna Kuzmik, Esq.
Sullivan & Cromwell
125 Broad Street
New York, New York 10004

Notices to Buyer:                                                   Philip Morris USA
615 Maury Street
Richmond, Virginia 23224
Attn: Bruce Wells III

25.          GOVERNING LAW AND VENUE

This Agreement shall be governed by the laws of the Commonwealth of Virginia, notwithstanding its choice of law provisions that might apply the laws of another jurisdiction. For the adjudication of any disputes arising under this Agreement, the parties hereby consent to personal jurisdiction and venue in (a) the General District Court and Circuit Court of the Commonwealth of Virginia, Henrico County and (b) the United States District Court for the Eastern District of Virginia, Richmond Division.

26.          NON WAIVER

The failure of either party to demand strict performance of the terms hereof or to exercise any right conferred hereby shall not be construed as a waiver or relinquishment of its rights to assert or rely on any such term or right in the future.

27.          SEVERABILITY

In the event that any provision of this Agreement is deemed as a matter of law to be unenforceable or null and void, such unenforceable or void portion of such provision shall be deemed severable from the Agreement and the remainder of the Agreement shall continue in full force and effect.

28.          CHANGE OF CONTROL; ASSIGNMENTS

28.1.       Change of Control

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

28.1.1.    Except as otherwise provided in Article 28.1.2 below, Buyer may at its option, terminate this Agreement without any fee, charge or other payment, effective five days after Seller’s receipt of Buyer’s written notice if(a) after the Effective Date any person or entity (or any group thereof), which does not own any voting securities of Seller on the Effective Date, assumes or otherwise gains beneficial ownership of securities representing 25% or more of the combined voting power of all outstanding voting securities of Seller or (b) during any period of 24 consecutive calendar months commencing on the Effective Date hereof, individuals who were directors of Seller on the first day of such period and individuals elected as directors by not less than two-thirds of the individuals who were directors of Seller on the Effective Date shall cease to constitute a majority of the members of Seller’s board of directors. Seller shall notify Buyer promptly of any such change in ownership.

28.1.2.    Notwithstanding the foregoing, the parties acknowledge that Seller is contemplating issuing an Initial Public Offering (IPO) of its common shares during the Term. Buyer shall not be entitled to terminate this Agreement solely as result of such IPO, unless (a) a person or entity (or any group thereof) that directly or indirectly manufactures or distributes tobacco products in the United States assumes or otherwise gains beneficial ownership of securities representing 25% or more of the combined voting power of all outstanding voting securities of Seller as a result of such IPO, or (b) individuals who were directors of Seller as of the Effective Date and individuals elected as directors by not less than two-thirds of the individuals who were directors of Seller on the Effective Date shall cease to constitute a majority of the members of Seller’s board of directors as a result of such IPO.

28.2.       Assignments

This Agreement and each and every covenant, term and condition hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. Seller shall not assign, subcontract or otherwise delegate any of its rights or obligations hereunder without Buyer’s prior written consent. Any such assignment without Buyer’s consent shall be void.

29.          SURVIVAL

All warranties, remedial obligations, limitations of liability, indemnities, and confidentiality rights and obligations provided herein shall survive the cancellation, expiration or termination hereof.

30.          AMENDMENTS

No amendment, modification or waiver of any term hereof shall be effective unless set forth in a writing signed by both Buyer and Seller.

31.          INDEPENDENT CONTRACTOR

Seller is an independent contractor for all purposes in connection with this Agreement, and is solely responsible for workers’ compensation, unemployment compensation, social security, payroll taxes and all similar obligations affecting its employees. Seller’s employees are not employees of Buyer. Except as provided in Article 8, Seller shall be responsible for any

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

withholding or other taxes imposed by any tax authority. Seller shall keep all necessary records and make all necessary payments with respect to its employees and the performance of this Agreement. This Agreement is a contract for the sale of goods, and the relationship between the parties is that of buyer and seller. Nothing herein shall be deemed to constitute a partnership or joint venture between the parties hereto.

32.          HEADINGS

Headings set forth herein are inserted for convenience and shall have no effect on the interpretation or construction of this Agreement.

33.          PUBLICITY

Seller understands that it is Buyer’s policy that all agreements with its vendors are confidential and that no vendor may release any information regarding any agreement with Buyer for publication, advertising or any other purpose without Buyer’s prior written consent. Any use of Buyer’s name and/or logo shall require the prior written approval of Buyer. Such approval may be withheld as deemed necessary and is subject to the sole discretion of Buyer.

34.          REMEDIES NOT EXCLUSIVE

Where remedies for breach of contract are provided herein, those remedies are in addition to all other available remedies in the Agreement, at law or in equity, unless otherwise expressly provided herein. Where no specific remedy for a breach of contract is specified, the non- breaching party shall be entitled to pursue all available remedies in this Agreement, at law or in equity.

35.          ORDER OF PRECEDENCE

If there is a discrepancy or conflict between or among the handwritten or typed information in an Order, the Articles of this Agreement or the Attachments hereto, they shall be given precedence in the following order:

1.             Handwritten or typed information contained on the front of an Order.

2.             The Articles of this Agreement, and any amendments hereto.

3.             The Attachments (which shall each be given precedence over each other in the order in which they are attached).

36.          ENTIRE AGREEMENT

This Agreement, which includes this cover contract, the Attachments hereto and any Order issued by Buyer hereunder, constitutes the entire agreement of the parties with respect to the subject matter herein and supersedes any prior or contemporaneous agreement or understanding between the parties, provided that nothing herein is intended to, nor shall be construed to, modify or amend the Development Services Agreement. No course of dealing, no

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

usage of trade and no course of performance shall supplement, explain or amend any term, condition or instruction of this Agreement or any Order.

[THE REST OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

WITNESS the signatures of the authorized representatives of the parties.

PHILIP MORRIS USA INC.

By:	/s/ Henry P. Long Jr.
Name:	Henry P. Long Jr.
Title:	SVP, Procurement & Quality

MONOSOL RX, LLC

By:	/s/ Alexander M. Schobel
Name:	Alexander M. Schobel
Title:	President & CEO

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

ATTACHMENT A

DESCRIPTION OF PRODUCT

[*]

A-1

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

ATTACHMENT B

SELLER’S MANUFACTURING FACILITIES
AND QUALIFIED EQUIPMENT

[*]

B-2

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

ATTACHMENT C

COMPENSATION

[*]

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

CONFIDENTIAL TREATMENT REQUESTED

Pursuant to 17 C.F.R. §§200.80(b) and 230.406

ATTACHMENT D

MUTUAL CONFIDENTIALITY AGREEMENT

[*]

D-1